Exhibit 99.1

NEWS	Contact: Amie D'Ambrosio (713) 375-3826

FOR IMMEDIATE RELEASE

NOV Reports first quarter 2025 REsults

•
Net Income of $73 million, or $0.19 per share, down $46 million year-over-year
•
Adjusted EBITDA* of $252 million, an increase of $11 million year-over-year
•
Cash flow from operations of $135 million and free cash flow* of $51 million
•
Returned $109 million of capital to shareholders through share repurchases and dividends

*Free Cash Flow, Excess Free Cash Flow and Adjusted EBITDA are non-GAAP measures, see “Non-GAAP Financial Measures,” “Reconciliation of Cash Flows from Operating Activities to Free Cash Flow and Excess Free Cash Flow” and “Reconciliation of Adjusted EBITDA to Net Income” below.

HOUSTON, TX, April 28, 2025 — NOV Inc. (NYSE: NOV) today reported first quarter 2025 revenues of $2.10 billion, a decrease of two percent compared to the first quarter of 2024. Net income decreased 39 percent to $73 million, or $0.19 per share, and operating profit decreased six percent to $152 million, or 7.2 percent of sales. The Company recorded $13 million within Other Items (see Corporate Information for additional details). Adjusted EBITDA increased five percent year-over-year to $252 million, or 12.0 percent of sales.

“NOV posted solid results in the first quarter of 2025, delivering higher cash flow and adjusted EBITDA compared to the prior year,” said Clay Williams, Chairman and CEO. “We executed well on our large backlog of offshore production technologies, and we continued to drive accelerating adoption of our new, differentiated technologies. These, together with NOV’s continued improvements to operational efficiencies, enabled the Company to overcome lower year-over-year revenues and increase Adjusted EBITDA margins compared to the first quarter of 2024. Good progress on profitability and improved working capital efficiency strengthened NOV’s cash flow year-over-year, enabling the Company to return $109 million to shareholders through opportunistic share buybacks and dividends during the first quarter of 2025.

“The macroeconomic drama of the past few weeks, including global trade tensions, weakening economic outlook, and incremental OPEC+ production, are increasing uncertainty and caution among our customers. So far, we believe most intend to proceed with their strategic plans, but some shorter-cycle activity will likely start to soften. In the meantime, NOV remains focused on execution in support of our customers’ operations, including managing the impact of new tariffs. Our teams are working closely with suppliers and customers to adjust our global supply chain to mitigate the impact of new tariffs as much as possible.

“Looking ahead, we expect macroeconomic and geopolitical uncertainties to persist causing incrementally lower activity in the second half of the year. Nevertheless, NOV’s leading market positions, technology, global footprint, and customer-focus will enable us to navigate these challenges and post modest sequential revenue improvement in the second quarter of 2025.”

Energy Products and Services

Energy Products and Services generated revenues of $992 million in the first quarter of 2025, a decrease of two percent from the first quarter of 2024. Operating profit decreased $38 million from the prior year to $83 million, or 8.4 percent of sales, and included $5 million in Other Items. Adjusted EBITDA decreased $29 million from the prior year to $145 million, or 14.6 percent of sales. Revenues declined due to lower industry activity levels, which have disproportionately affected demand for the segment’s shorter cycle capital equipment offerings, partially offset by accelerating market adoption of newer performance technologies. Lower volumes and a less favorable sales mix reduced profitability.

Energy Equipment

Energy Equipment generated revenues of $1.15 billion in the first quarter of 2025, a decrease of three percent from the first quarter of 2024. Operating profit increased $39 million from the prior year to $134 million, or 11.7 percent of sales, and included $3 million in Other Items. Adjusted EBITDA increased $46 million from the prior year to $165 million, or 14.4 percent of sales. Lower demand for aftermarket parts and services was partially offset by an increase in revenues out of backlog. Improved pricing and strong execution resulted in improved profitability.

New orders totaled $437 million, an increase of $47 million when compared to the $390 million of new orders booked during the first quarter of 2024. Orders shipped from backlog in the first quarter of 2025 were $549 million, representing a book-to-bill of 80 percent, compared to $507 million orders shipped and a book-to-bill of 77 percent in the first quarter of 2024. As of March 31, 2025, backlog for capital equipment orders for Energy Equipment was $4.41 billion, an increase of $458 million from the first quarter of 2024.

Q2 2025 Outlook

The Company is providing financial guidance for the second quarter of 2025, which constitutes “forward-looking statements” as described further below under “Cautionary Note Regarding Forward-Looking Statements.”

For the second quarter of 2025 management expects year-over-year consolidated revenues to be down one to four percent with Adjusted EBITDA between $250 million and $280 million.

Corporate Information

NOV repurchased 5.4 million shares of common stock for $81 million during the first quarter. Including dividends, NOV returned $109 million in capital to shareholders during the quarter. NOV expects to return at least 50 percent of Excess Free Cash Flow (defined as cash flow from operations less capital expenditures and other investments, including acquisitions and divestitures) through a combination of quarterly base dividends, opportunistic stock buybacks, and a supplemental dividend to true-up returns to shareholders on an annual basis.

During the first quarter of 2025, NOV recorded $13 million in Other Items, primarily related to severance pay and the deconsolidation of our Russian subsidiaries following the levy of additional U.S. sanctions on Russian operations in the first quarter (see Reconciliation of Adjusted EBITDA to Net Income).

As of March 31, 2025, the Company had total debt of $1.74 billion, with $1.50 billion available on its primary revolving credit facility, and $1.16 billion in cash and cash equivalents.

Significant Achievements

NOV signed an agreement with Petrobras to develop state-of-the-art solutions for flexible pipes designed for high CO₂ deepwater applications. This collaboration focuses on creating stainless steel armoring to combat stress corrosion cracking caused by CO₂, a persistent challenge in subsea oil and gas operations. The agreement reinforces NOV’s position as a technology leader in subsea production infrastructure and strengthens its long-term partnership with Petrobras, while addressing a critical need for more reliable and cost-effective solutions in harsh offshore environments.

NOV was awarded a contract to supply an integrated cable-lay system for a new vessel commissioned by a Japanese customer. This award reinforces NOV’s position as a global leader in advanced cable-lay technology used for constructing the subsea infrastructure needed to transmit electricity from offshore wind farms.

NOV was awarded a Triethylene Glycol (TEG) gas dehydration project for a National Oil Company in the Middle East, reflecting NOV’s leadership in production technologies that support natural gas development. As the Middle East market continues to present opportunities for similar projects, this contract strengthens NOV’s presence in an expanding segment of the energy industry.

NOV’s downhole technologies enabled two of the longest single-bottomhole assembly (BHA) runs in onshore U.S. drilling. In the Utica shale play, an operator used a 7-in. NOV drilling motor with a high-torque ERT™ power section to complete a U.S. land record single-bit run, drilling a 5.7 mile (9,049 m) 8.5-in. section at an average rate of penetration (ROP) of 260 ft per hour. Just days later, a second well delivered another high-performance interval of 5.6 miles (8,585 m). These back-to-back record-setting runs highlight the durability and performance of NOV’s proprietary ERT power section technology and demonstrate its ability to deliver extended-reach drilling efficiency in demanding unconventional applications.

NOV received an award to supply XLW-S connectors for deepwater conductor casing for the GranMorgu development project in Block 58 offshore Suriname. This project will involve the development and delivery of 30 plus wells over several years. The initial phase of deploying conductor casing will set the foundation for further development activities in the region. The XLW-S connector eliminates the need for an anti-rotation feature, ensures faster running and compliance with HSE standards by keeping personnel out of the red zone, thereby enhancing operational safety.

NOV’s performance drill bits, drilling motors, and measurement-while-drilling technology are being supplied as an integrated BHA to a service company operating in a Middle East unconventional field. After completing 24 wells over the past two quarters, this NOV solution, featuring the Company’s proprietary ERT™ power sections and 4D PDC cutters, has enabled the highest average performance for both 16-in. and 12-in. hole sizes while setting a field record for 12-in. ROP. As unconventional development in the Middle East and other international markets expands, NOV is well positioned to supply higher performance technology to facilitate greater drilling efficiencies for customers.

NOV developed and delivered a custom choke solution to address production challenges for a major operator in the Middle East. The innovative hybrid choke assembly combines low-end control with high-end capacity in a single trim design, enabling more effective flow management for significantly improved production capabilities. The successful deployment led to several additional orders, highlighting NOV’s ability to respond to complex field challenges with value-driven, engineered solutions for customers.

NOV’s Drilling Beliefs & Analytics (DBA) solution continues to gain traction globally, leveraging artificial intelligence to deliver real-time insights into critical well conditions during the drilling process. To date, DBA has been applied across 20 million feet of drilling operations in the Middle East, Africa, Europe, and North America, helping operators improve performance and avoid costly events. During the quarter, a West Texas operator avoided five potential fishing events by detecting early signs of washouts in the drillstring and BHA. Additionally, DBA was recently adapted for geothermal drilling and completed field testing on two rigs in Europe.

NOV was awarded a contract to supply over 16 km (10 miles) of 16-in. STAR™ Super Seal Key Lock (SSKL) composite pipeline for a major produced-water infrastructure project in West Texas. Additionally, NOV was selected to supply 31 km (19 miles) of STAR SSKL glass-reinforced epoxy pipe and fittings for a production facility capacity expansion project in the Middle East. These awards highlight NOV’s leadership in non-corrosive, composite solutions as well as its presence in critical energy production infrastructure projects.

NOV successfully delivered the first four strings of Tuboscope’s TK™ Drakōn thermal insulating coating to two operators drilling in the high-pressure, high-temperature environments of the Haynesville and Eagle Ford shale plays. Building on the proven performance of the first-generation TK insulating coating, the TK Drakōn coating combines NOV’s industry-leading Tube-Kote™ technology with low thermal conductivity to protect downhole tools and improve drilling efficiencies in extreme hot well environments. Following strong field results, the customers expanded their investment in this advanced coating solution.

NOV was awarded a contract to upgrade an existing well service rig in the U.S. from conventional to AC electrical operation. The project includes the integration of PLC controls and a Data Acquisition System enabled with the Max Completions™ Remote Service Rig Monitoring (RSM) software application, allowing remote oversight of key rig functions both on-site and from the office. This upgrade enhances operational efficiency and wellsite accountability, demonstrating NOV’s ability to add value through technology-driven retrofits and digital solutions that extend asset life and performance.

NOV was awarded a contract to deliver a customized solids control solution to support a geothermal drilling campaign in Iceland. The package includes Alpha™ shakers, a BRANDT HS-3400 centrifuge, agitators, a mud hopper, and centrifugal pumps. This project represents entry into the expanding Icelandic geothermal market.

First Quarter Earnings Conference Call

NOV will hold a conference call to discuss its first quarter 2025 results on April 29, 2025 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

NOV (NYSE: NOV) delivers technology-driven solutions to empower the global energy industry. For more than 150 years, NOV has pioneered innovations that enable its customers to safely produce abundant energy while minimizing environmental impact. The energy industry depends on NOV’s deep expertise and technology to continually improve oilfield operations and assist in efforts to advance the energy transition towards a more sustainable future. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures that management believes are useful tools for internal use and the investment community in evaluating NOV’s overall financial performance. These non-GAAP financial measures are broadly used to value and compare companies in the oilfield services and equipment industry. Not all companies define these measures in the same way. In addition, these non-GAAP financial measures are not a substitute for financial measures prepared in accordance with GAAP and should therefore be considered only as supplemental to such GAAP financial measures. Additionally, Free Cash Flow and Excess Free Cash Flow do not represent the Company’s residual cash flow available for discretionary expenditures, as the calculation of these measures does not account for certain debt service requirements or other non-discretionary expenditures. Please see the attached schedules for reconciliations of the differences between the non-GAAP financial measures used in this press release and the most directly comparable GAAP financial measures.

This press release contains certain forward-looking non-GAAP financial measures, including Adjusted EBITDA. The Company has not provided a reconciliation of projected Adjusted EBITDA. Management cannot predict with a reasonable degree of accuracy certain of the necessary components of net income, such as other income (expense), which includes fluctuations in foreign currencies. As such, a reconciliation of projected net income to projected Adjusted EBITDA is not available without unreasonable effort. The actual amount of other income (expense), provision (benefit) for income taxes, equity income (loss) in unconsolidated affiliates, depreciation and amortization, and other amounts excluded from Adjusted EBITDA could have a significant impact on net income.

Cautionary Note Regarding Forward-Looking Statements

This document contains, or has incorporated by reference, statements that are not historical facts, including estimates, projections, and statements relating to our business plans, objectives, and expected operating results that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often contain words such as “may,” “can,” “likely,” “believe,” “plan,” “predict,” “potential,” “will,” “intend,” “think,” “should,” “expect,” “anticipate,” “estimate,” “forecast,” “expectation,” “goal,” “outlook,” “projected,” “projections,” “target,” and other similar words, although some such statements are expressed differently. Other oral or written statements we release to the public may also contain forward-looking statements. Forward-looking statements involve risk and uncertainties and reflect our best judgment based on current information. You should be aware that our actual results could differ materially from results anticipated in such forward-looking statements due to a number of factors, including but not limited to changes in oil and gas prices, customer demand for our products, potential catastrophic events related to our operations, protection of intellectual property rights, compliance with laws, and worldwide economic activity, including matters related to recent Russian sanctions and changes in U.S. trade policies, including the imposition of tariffs and retaliatory tariffs and their related impacts on the economy. Given these uncertainties, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. We undertake no obligation to update any such factors or forward-looking statements to reflect future events or developments. You should also consider carefully the statements under “Risk Factors,” as disclosed in our most recent Annual Report on Form 10-K, as updated in Part II, Item 1A of our most recent Quarterly Report on Form 10-Q, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our most recent Annual Report on Form 10-K, which address additional factors that could cause our actual results to differ from those set forth in such forward-looking statements, as well as additional disclosures we make in our press releases and other securities filings. We also suggest that you listen to our quarterly earnings release conference calls with financial analysts.

Certain prior period amounts have been reclassified in this press release to be consistent with current period presentation.

CONTACT:

Amie D'Ambrosio

Director, Investor Relations

(713) 375-3826

Amie.DAmbrosio@nov.com

NOV INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,		December 31,
	2025	2024	2024
Revenue:
Energy Products and Services	$992	$1,017	$1,060
Energy Equipment	1,146	1,178	1,287
Eliminations	(35)	(40)	(39)
Total revenue	2,103	2,155	2,308
Gross profit	447	458	493
Gross profit %	21.3%	21.3%	21.4%

Selling, general, and administrative	295	296	286
Operating profit	152	162	207
Interest expense, net	(11)	(16)	(13)
Equity income (loss) in unconsolidated affiliates	—	29	(1)
Other income (expense), net	(20)	(10)	6
Income before income taxes	121	165	199
Provision for income taxes	47	44	38
Net income	74	121	161
Net income attributable to noncontrolling interests	1	2	1
Net income attributable to Company	$73	$119	$160
Per share data:
Basic	$0.19	$0.30	$0.41
Diluted	$0.19	$0.30	$0.41
Weighted average shares outstanding:
Basic	381	394	388
Diluted	383	397	390

NOV INC.

CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31,	December 31,
	2025	2024
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$1,157	$1,230
Receivables, net	1,790	1,819
Inventories, net	1,942	1,932
Contract assets	680	577
Prepaid and other current assets	215	212
Total current assets	5,784	5,770

Property, plant and equipment, net	1,953	1,922
Lease right-of-use assets	540	549
Goodwill and intangibles, net	2,127	2,138
Other assets	869	982
Total assets	$11,273	$11,361

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$796	$837
Accrued liabilities	685	861
Contract liabilities	520	492
Current portion of lease liabilities	102	102
Current portion of long-term debt	38	37
Accrued income taxes	41	18
Total current liabilities	2,182	2,347

Long-term debt	1,699	1,703
Lease liabilities	534	544
Other liabilities	364	339
Total liabilities	4,779	4,933

Total stockholders’ equity	6,494	6,428
Total liabilities and stockholders’ equity	$11,273	$11,361

NOV INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Three Months Ended
	March 31,
	2025	2024
Cash flows from operating activities:
Net income	$74	$121
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	89	83
Working capital, net	(94)	(311)
Other operating items, net	66	29
Net cash provided by (used in) operating activities	135	(78)

Cash flows from investing activities:
Purchases of property, plant and equipment	(84)	(69)
Business acquisitions, net of cash acquired	—	(243)
Other	3	1
Net cash used in investing activities	(81)	(311)

Cash flows from financing activities:
Borrowings against lines of credit and other debt	—	333
Payments against lines of credit and other debt	(4)	(250)
Cash dividends paid	(28)	(20)
Share repurchases	(81)	—
Other	(22)	(20)
Net cash provided by (used in) financing activities	(135)	43
Effect of exchange rates on cash	8	(2)
Decrease in cash and cash equivalents	(73)	(348)
Cash and cash equivalents, beginning of period	1,230	816
Cash and cash equivalents, end of period	$1,157	$468

NOV INC.

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES TO FREE CASH FLOW AND EXCESS FREE CASH FLOW (Unaudited)

(In millions)

Presented below is a reconciliation of cash flow from operating activities to “Free Cash Flow”. The Company defines Free Cash Flow as cash flow from operating activities less purchases of property, plant and equipment, or “capital expenditures” and Excess Free Cash Flow as cash flows from operations less capital expenditures and other investments, including acquisitions and divestitures. Management believes this is important information to provide because it is used by management to evaluate the Company’s operational performance and trends between periods and manage the business. Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s results of ongoing operations. Free Cash Flow and Excess Free Cash Flow are not intended to replace GAAP financial measures.

	Three Months Ended
	March 31,
	2025	2024

Total cash flows provided by (used in) operating activities	$135	$(78)
Capital expenditures	(84)	(69)
Free Cash Flow	$51	$(147)
Business acquisitions, net of cash acquired	—	(243)
Excess Free Cash Flow	$51	$(390)

NOV INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (Unaudited)

(In millions)

Presented below is a reconciliation of Net Income to Adjusted EBITDA. The Company defines Adjusted EBITDA as Operating Profit excluding Depreciation, Amortization, Gains and Losses on Sales of Fixed Assets, and, when applicable, Other Items. Adjusted EBITDA % is a ratio showing Adjusted EBITDA as a percentage of sales. Management believes this is important information to provide because it is used by management to evaluate the Company’s operational performance and trends between periods and manage the business. Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s results of ongoing operations. Adjusted EBITDA and Adjusted EBITDA % are not intended to replace GAAP financial measures, such as Net Income and Operating Profit %. Other Items include gain on business divestiture, impairment, restructure, severance, facility closure costs and inventory charges and credits.

	Three Months Ended
	March 31,		December 31,
	2025	2024	2024
Operating profit:
Energy Products and Services	$83	$121	$112
Energy Equipment	134	95	152
Eliminations and corporate costs	(65)	(54)	(57)
Total operating profit	$152	$162	$207

Operating profit %:
Energy Products and Services	8.4%	11.9%	10.6%
Energy Equipment	11.7%	8.1%	11.8%
Eliminations and corporate costs	—	—	—
Total operating profit %	7.2%	7.5%	9.0%

Other items, net:
Energy Products and Services	$5	$—	$3
Energy Equipment	3	(4)	4
Corporate	5	1	—
Total other items	$13	$(3)	$7

Gain on sales of fixed assets:
Energy Products and Services	$(2)	$(1)	$—
Energy Equipment	—	—	—
Corporate	—	—	—
Total gain on sales of fixed assets	$(2)	$(1)	$—

Depreciation & amortization:
Energy Products and Services	$59	$54	$58
Energy Equipment	28	28	29
Corporate	2	1	1
Total depreciation & amortization	$89	$83	$88

Adjusted EBITDA:
Energy Products and Services	$145	$174	$173
Energy Equipment	165	119	185
Eliminations and corporate costs	(58)	(52)	(56)
Total Adjusted EBITDA	$252	$241	$302

Adjusted EBITDA %:
Energy Products and Services	14.6%	17.1%	16.3%
Energy Equipment	14.4%	10.1%	14.4%
Corporate	—	—	—
Total Adjusted EBITDA %	12.0%	11.2%	13.1%

Reconciliation of Adjusted EBITDA:
GAAP net income attributable to Company	$73	$119	$160
Noncontrolling interests	1	2	1
Provision for income taxes	47	44	38
Interest and financial costs	22	24	24
Interest income	(11)	(8)	(11)
Equity (income) loss in unconsolidated affiliates	—	(29)	1
Other (income) expense, net	20	10	(6)
Gain on sales of fixed assets	(2)	(1)	—
Depreciation and amortization	89	83	88
Other items, net	13	(3)	7
Total Adjusted EBITDA	$252	$241	$302